Teavana Holdings, Inc. Announces Third Quarter Fiscal 2012 Financial Results

Atlanta, Georgia - December 10, 2012 - Teavana Holdings, Inc. (NYSE: TEA) today announced financial results for the third quarter fiscal 2012 period ended October 28, 2012.

Highlights for the third quarter:

  Net sales increased by 38% to $46.0 million from $33.4 million in the third quarter of fiscal 2011. Net sales for the quarter include $4.1 million of net sales from the 46 Teaopia stores acquired on June 11, 2012.
  The Company opened 17 new stores to end the period with 301 company-owned stores.
  Comparable sales increased by 0.4%. Comparable sales include e-commerce and exclude the acquired Teaopia stores.
  Loss from operations, which includes a loss from Teaopia of $1.7 million and $0.4 million in other one-time expenses, was $2.2 million compared to income from operations of $1.6 million in the third quarter of fiscal 2011. The Teaopia loss was driven by a $1.4 million loss from operations and $0.3 million in one-time transaction and integration expenses. The other one-time expenses include transaction costs related to the pending Starbucks acquisition and set-up costs for our international entity.
  Net loss, which includes a loss from Teaopia of $1.0 million after tax and $0.2 million after tax in other one-time expenses, was $1.4 million as compared to net income of $0.9 million in the third quarter of fiscal 2011. The Teaopia loss was driven by a $0.8 million after tax loss from operations and $0.2 million after tax in one-time transaction and integration expenses. The other one-time expenses include transaction costs related to the pending Starbucks acquisition and set-up costs for our international entity.
  Net loss per diluted share, which includes a loss from Teaopia of $0.03 per diluted share and $0.01 per diluted share in other one-time expenses, was $0.04 per diluted share as compared to net income per diluted share of $0.02 in the third quarter of fiscal 2011. The Teaopia loss was driven by a $0.02 per diluted share loss from operations and $0.01 per diluted share in one-time transaction and integration expenses. The other one-time expenses include transaction costs related to the pending Starbucks acquisition and set-up costs for our international entity.

Andrew Mack, Chairman and CEO, stated: "We continued to show progress in the third quarter with sales growth of 38%, the successful conversion of the remaining 44 Teaopia stores to Teavana stores and strong performance of our new stores with non-comp store productivity excluding Teaopia rising to 82% of comp store productivity. In addition, the first Teavana store in the Middle East under our Alshaya franchise agreement opened early in the fourth quarter with week one sales results that exceeded any we have seen in our company's history. Of course, we were also thrilled to announce in November our pending acquisition by Starbucks. We have great respect for what Howard Schultz and his team have built at Starbucks and believe that with Starbucks we will be able to truly realize our global potential and fulfill our mission of bringing premium tea to millions of people across the world."

Highlights for fiscal year-to-date:

  Net sales increased by 34% to $133.4 million from $99.7 million in the prior year period. Net sales include $6.2 million of net sales from the 46 Teaopia stores acquired on June 11, 2012.
  The Company opened 55 new stores and acquired 46 Teaopia stores to end the period with 301 company-owned stores.
  Comparable sales increased by 1.8%. Comparable sales include e-commerce and exclude the acquired Teaopia stores.
  Income from operations, which includes a loss from Teaopia of $4.0 million and $0.5 million in other one-time expenses, was $3.7 million as compared to $10.4 million in the prior year period. The Teaopia loss was driven by a $2.2 million loss from operations and $1.8 million in one-time transaction and integration expenses. The other one-time expenses include transaction costs related to the pending Starbucks acquisition and set-up costs for our international entity.
  Net income, which includes a loss from Teaopia of $2.4 million after tax and $0.3 million after tax in other one-time expenses, was $1.9 million as compared to $5.3 million in the prior year period. The Teaopia loss was driven by a $1.3 million after tax loss from operations and $1.1 million after tax in one-time transaction and integration expenses. The other one-time expenses include transaction costs related to the pending Starbucks acquisition and set-up costs for our international entity.
  Net income per diluted share, which includes a loss from Teaopia of $0.06 per diluted share and $0.01 per diluted share in other one-time expenses, was $0.05 per diluted share as compared to $0.14 per diluted share in the prior year period. The Teaopia loss was driven by a $0.03 per diluted share loss from operations and $0.03 per diluted share in one-time transaction and integration expenses. The other one-time expenses include transaction costs related to the pending Starbucks acquisition and set-up costs for our international entity.

Balance sheet highlights as of October 28, 2012:

  The Company had $19.6 million in credit facility borrowings and $29.7 million of availability on the credit facility at the end of the third quarter of fiscal 2012, compared to $4.5 million in borrowings and $35.3 million of availability at the end of the third quarter of fiscal 2011.
  Inventory was $34.6 million at the end of the third quarter of fiscal 2012, compared to $32.5 million at the end of the third quarter of fiscal 2011.

Outlook:

Due to the pending acquisition by Starbucks, no guidance is being provided.

Conference Call Information:

Due to the pending acquisition by Starbucks, the Company will not host a conference call.

About Teavana:

Teavana is a specialty retailer offering more than 100 varieties of premium loose-leaf teas, authentic artisanal teawares and other tea-related merchandise through 301 company-owned stores and on its website. Founded in 1997, the company offers new tea enthusiasts and tea connoisseurs alike its "Heaven of Tea" retail experience where passionate and knowledgeable "teaologists" engage and educate them about the ritual and enjoyment of tea. The company's mission is to establish Teavana as the most recognized and respected brand in the tea industry by expanding the culture of tea across the world. To support the tea culture globally, Teavana donates approximately 1% of annual net profits to the Cooperative for Assistance and Relief Everywhere, Inc., or "CARE," through its Teavana Equatrade program. For more information, visit www.teavana.com.

Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. You can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to risks relating to our strategy and expansion plans, the availability of suitable new store locations, risks that consumer spending may decline and that U.S., Canadian and global macroeconomic conditions may worsen, risks related to our continued retention of our senior management and other key personnel, risks relating to changes in consumer preferences and economic conditions, risks relating to our distribution center, quality or health concerns about our teas and tea-related merchandise, events that may affect our vendors, increased competition from other tea and beverage retailers, risks relating to trade restrictions, risks associated with leasing substantial amounts of space, risks relating to our pending acquisition by Starbucks, including uncertainties as to the timing of the merger, the possibility that various closing conditions for the transaction may not be satisfied or waived, and the effects of disruption from the transaction on relationships with employees, customers and business partners, and other factors that are set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including risk factors in our Annual Report on Form 10-K filed with the SEC and available at www.sec.gov and in all filings with the SEC made by us subsequent to the filing of the Form 10-K. Other factors that could change expected outcomes include our ability to integrate Teaopia's operations as planned and the continued performance of its locations as planned. If one or more of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by us in this news release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Teavana Holdings, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income / (Loss)
(unaudited)
(dollars in thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011

Net sales....................................................	$ 46,037	$ 33,426	$ 133,436	$ 99,679
Cost of goods sold (exclusive of depreciation shown separately below)...............................................	20,320	12,749	54,089	37,386

Gross profit.................................................	25,717	20,677	79,347	62,293
Selling, general and administrative expense............	25,349	17,511	69,158	47,636
Depreciation and amortization expense ................	2,585	1,554	6,530	4,257

Income / (loss) from operations..........................	(2,217)	1,612	3,659	10,400
Interest expense, net.......................................	238	122	441	1,553

Income / (loss) before income taxes.....................	(2,455)	1,490	3,218	8,847
Provision for / (benefit from) income taxes............	(1,040)	554	1,278	3,556

Net income / (loss)........................................	$ (1,415)	$ 936	$ 1,940	$ 5,291
Other comprehensive income
Net gain on foreign currency translation	168	-	641	-
Comprehensive income / (loss)..........................	$ (1,247)	$ 936	$ 2,581	$ 5,291

Net income / (loss) per share:
Basic........................................................	$ (0.04)	$ 0.02	$ 0.05	$ 0.14
Diluted......................................................	$ (0.04)	$ 0.02	$ 0.05	$ 0.14

Weighted average shares outstanding:
Basic........................................................	38,632,149	38,138,070	38,496,953	37,216,444
Diluted......................................................	38,632,149	38,965,104	39,152,380	38,029,119

Teavana Holdings, Inc
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	October 28, 2012	January 29, 2012
Assets	(unaudited)
Current assets
Cash and cash equivalents...........................................................................	$ 908	$ 17,818
Prepaid expenses ......................................................................................	6,099	3,995
Income tax receivable.................................................................................	2,211	-
Inventory .............................................................................................	34,627	25,676
Other current assets...................................................................................	3,592	2,175
Total current assets .....................................................................................	47,437	49,664
Property and equipment, net .........................................................................	63,510	42,785
Intangible assets, net ..................................................................................	1,183	-
Goodwill .............................................................................................	20,698	2,394
Other non-current assets ............................................................................	672	775

Total assets .................................................................................................	$ 133,500	$ 95,618

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable ....................................................................................	$ 8,261	$ 3,898
Income taxes payable ...............................................................................	-	1,821
Other current liabilities .............................................................................	12,223	6,847
Total current liabilities .................................................................................	20,484	12,566
Long-term liabilities
Deferred rent .........................................................................................	16,835	12,905
Deferred tax liability, non-current...................................................................	2,420	2,570
Long-term debt .......................................................................................	19,627	-
Other long-term liabilities ..........................................................................	722	575
Total long-term liabilities ..............................................................................	39,604	16,050
Total liabilities .............................................................................................	60,088	28,616

Commitments and contingencies
Stockholders' equity
Common stock, $0.00003 par value; 100,000,000 shares authorized as of October 28, 2012 and January 29, 2012; 38,685,783 shares and 38,281,836 shares issued and outstanding as of October 28, 2012 and January 29, 2012, respectively................................................................	1	1
Additional paid-in capital ..........................................................................	280,611	276,782
Accumulated deficit ...................................................................................	(207,852)	(209,792)
Accumulated other comprehensive income.......................................................	652	11
Total stockholders' equity ...............................................................................	73,412	67,002
Total liabilities and stockholders' equity ..............................................................	$ 133,500	$ 95,618

Investor Contact:

ICR, Inc.

Farah Soi / Joseph Teklits

203-682-8212

investorrelations@teavana.com